FOR IMMEDIATE RELEASE
For press inquiries: Jules Abraham for Alimera Sciences 917-885-7378 julesa@coreir.com	For investor inquiries: Scott Gordon for Alimera Sciences scottg@coreir.com

Alimera Sciences Announces Board’s Approval of Reverse Stock Split Ratio

ATLANTA, November 7, 2019 – Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a leader in the commercialization and development of prescription ophthalmology treatments for the management of retinal diseases, announces that it will effect a one-for-15 reverse stock split (reverse split) of its common stock that will become effective on November 14, 2019 after the close of trading on The Nasdaq Global Market. On November 15, 2019, Alimera’s common stock will begin trading on a post-reverse split basis on The Nasdaq Global Market under the existing symbol “ALIM.”

The reverse split is primarily intended to bring Alimera into compliance with the minimum bid price requirement for maintaining its listing on The Nasdaq Global Market. The new CUSIP number for the common stock following the reverse split will be 016259202.

At Alimera’s special meeting of stockholders on November 4, 2019, Alimera’s stockholders approved the proposal to authorize Alimera’s board of directors, in its sole and absolute discretion, to file an amendment to Alimera’s restated certificate of incorporation to effect the reverse split at a ratio to be determined by the board, ranging from one-for-five to one-for-30. On November 7, 2019, the board approved the reverse split at a ratio of one-for-15, with the timing described above.

The reverse split will affect all issued and outstanding shares of Alimera’s common stock. All outstanding options, preferred stock, restricted stock units, warrants and other securities entitling their holders to purchase or otherwise receive shares of Alimera’s common stock will be adjusted as a result of the reverse split, as required by the terms of each security. The number of shares available to be awarded under Alimera’s 2019 Omnibus Incentive Plan and the number of shares that are purchasable under Alimera’s 2010 Employee Stock Purchase Plan will in each case also be appropriately adjusted. The par value of Alimera’s common stock will remain unchanged at $0.01 per share after the reverse split. The reverse split will not change the authorized number of shares of Alimera’s common stock or preferred stock. No fractional shares will be issued in connection with the reverse split, and stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment equal to such fraction multiplied by the average of the closing sales prices of the common stock (as adjusted to give effect to the reverse split) on The Nasdaq Global Market for the five consecutive trading days immediately preceding the effective date. The reverse split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in Alimera’s equity (other than as a result of the payment of cash in lieu of fractional shares).

The reverse split will reduce the number of shares of common stock issued and outstanding from approximately 74.45 million to approximately 4.96 million.

About Alimera Sciences, Inc.
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals for the management of retinal diseases. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, Alimera’s expectations regarding Alimera’s ability to comply with the minimum bid price requirement for maintaining its listing on The Nasdaq Global Market. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, Alimera’s ability to satisfy the various rules and requirements imposed by The Nasdaq Stock Market, and other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, which are on file with the Securities and Exchange Commission and available on its website at http://www.sec.gov.
The forward-looking statements in this press release speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.